EXHIBIT 10.16

2015 Executive Compensation

On February 13, 2015, the Compensation Committee of the Board of Directors of Interactive Intelligence Group, Inc. (the “Company”) approved annual compensation arrangements, for the year beginning January 1, 2015, for the Company’s executive officers, including the following “Named Executive Officers” included in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 11, 2014 (the “Proxy Statement”):

Name	Title/Position
Donald E. Brown, M.D.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

Stephen R. Head	Chief Financial Officer, Senior Vice President of Finance and Administration, Secretary and Treasurer (Principal Financial Officer)

Gary R. Blough	Chief International Officer, Senior Vice President of International Sales

In January 2014, the Company reorganized its executive structure.  As a result, Hans W. Heltzel, who was one of the Named Executive Officers in the Proxy Statement, is no longer an executive officer of the Company.

The information regarding the base salaries and performance bonuses for Donald E. Brown, Stephen R. Head and Gary R. Blough, appearing in the Company’s Current Report on Form 8-K filed February 20, 2015, are incorporated herein by reference. The base salary and performance bonuses for Hans W. Heltzel are set forth below.

The 2015 base salary for Mr. Heltzel is $220,500.

For purposes of the 2015 incentive compensation arrangements discussed below, non-GAAP measures are used, which adjust GAAP numbers for purchase accounting adjustments, non-cash stock-based compensation expense and the amortization of certain intangible assets related to acquisitions.

Mr. Heltzel is eligible for a Gross Profits on Orders Bonus (GPOB). The GPOB is earned and paid quarterly based on actual year-to-date gross profit on orders, which includes annual recurring revenue for new cloud orders plus 60% of the gross profit value of on-premises orders, including first year support, compared to 85% of the target year-to-date gross profit on orders. For the first three quarters of the year, payments will be limited to 100% of the target increase. Payments for the second, third and fourth quarters are calculated based on amounts earned less payments made in prior quarters. If the actual annual gross profit on orders equals the annual target gross profit on orders, Mr. Heltzel will earn a bonus of $60,375 for 2015. Amounts earned under the GPOB will be paid in shares of the Company’s common stock in lieu of cash, which shares will be issued under the Company’s 2006 Equity Incentive Plan, as amended (the “2006 Plan”).

Mr. Heltzel is eligible for an Operating Cash Flow Bonus (OCFB). The OCFB is earned and paid quarterly based on actual year-to-date cash flow from operations, capital expenditures and capitalized software, net compared to target. To the extent that actual year-to-date capital expenditures plus capitalized software, net exceeds the target year-to-date capital expenditures plus capitalized software, net, the difference shall be deducted from the actual year-to-date cash flow from operations when determining the amount of the OCFB earned. To the extent that actual year-to-date capital expenditures plus capitalized software, net is less than the target year-to-date capital expenditures plus capitalized software, net, the difference shall be added to the actual year-to-date cash flow from operations when determining the amount of the OCFB earned. 50% of the amount of the OCFB will be paid if actual year-to-date cash flow from operations (after adjustment for capital expenditures and capitalized software, net) is $10 million less than the target year-to-date cash flow from operations (after adjustment for capital expenditures and capitalized software, net), and an incrementally greater percent will be earned up to a maximum of 100% of the OCFB in the first three quarters and 150% of the OCFB in the fourth quarter if the actual year-to-date cash flow from operations (after adjustment for capital expenditures and capitalized software, net) equals the target year-to-

date cash flow from operations (after adjustment for capital expenditures and capitalized software, net). Payments for the second, third and fourth quarters are calculated based on amounts earned less payments made in prior quarters. If the actual 2015 cash flow from operations (after adjustment for capital expenditures and capitalized software, net) equals the target 2015 cash flow from operations (after adjustment for capital expenditures and capitalized software, net), Mr. Heltzel will earn a bonus of $60,375 for 2015. Amounts earned under the OCFB will be paid in shares of the Company’s common stock in lieu of cash, which shares will be issued under the 2006 Plan.

2015 Board of Director Compensation

The Compensation Committee of the Board of Directors of the Company did not modify the annual cash compensation arrangements from 2014, for the period beginning January 1, 2015, for the Company’s non-employee Board of Director members. The annual cash retainer received by each non-employee director is $32,000, and directors are not paid a per meeting fee for attending Board of Director meetings.  All information regarding committee attendance fees for the Company’s non-employee Board of Director members, appearing in Exhibit 10.26 to the Annual Report on Form 10-K for the year ended December 31, 2006 filed by Interactive Intelligence, Inc., SEC File No. 000-27385, is incorporated herein by reference. On February 13, 2015, the Compensation Committee determined that instead of stock options, commencing in 2015, each non-employee director will receive an award of restricted stock units (“RSUs”) at the annual meeting of shareholders, which RSUs will vest in full on the first anniversary of the grant date.